EXHIBIT 12.1

REDBACK NETWORKS INC.
Computation of Ratio of Earnings to Fixed Charges

Pursuant to Item 503
Regulation S-K

					Period from
					August 30,
					1996
					(inception)
					through
	Year Ended December 31,				December 31,

	2000	1999	1998	1997	1996

Net loss	$(1,007,545)	$(7,919)	$(9,876)	$(4,411)	$(142)
Interest	19,955	319	223	60	—
Amortization of interest expense related
to warrants issued	264	28	28	25	—

Amortization of deferred financing costs	1,299	—	—	—	—
Lease rental expense representative of
interest (1)	1,932	414	147	48	—

Net loss before fixed charges	(984,095)	(7,158)	(9,478)	(4,278)	(142)

Less: fixed charges

Interest	(19,955)	(319)	(223)	(60)	—
Amortization of interest expense related
to warrants issued	(264)	(28)	(28)	(25)	—
Amortization of deferred financing costs	(1,299)	—	—	—	—
Lease rental expense representative of
interest (1)	(1,932)	(414)	(147)	(48)	—

Total fixed charges	(23,450)	(761)	(398)	(133)	—

Net loss	$(1,007,545)	$(7,919)	$(9,876)	$(4,411)	$(142)

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A
Deficiency in earnings	$(1,007,545)	$(7,919)	$(9,876)	$(4,411)	$—

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(1) Calculated as one-third of rentals, which is a reasonable approximation of the interest factor.